Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jillian Gibson

Vice President, Director of Marketing

NewBridge Bank

336.369.0916

Jillian.gibson@newbridgebank.com

NewBridge Bank Names Executives to
New Strategy and Sales Positions

GREENSBORO, N.C., March 21, 2013 – NewBridge Bank has created two new executive positions designed to strengthen the Bank’s core lines of business, create opportunities for new growth platforms and accelerate the pace of operational and organizational innovation.

David P. Barksdale has been named Senior Executive Vice President and Chief Strategy Officer and Spence H. Broadhurst has been named Senior Executive Vice President and Chief Sales Officer for NewBridge Bank, a leading community bank with offices throughout North Carolina. They will both report to Pressley A. Ridgill, President and CEO of NewBridge Bank.

“The business environment in our industry has become extraordinarily complex over the course of the past 10 to 15 years. While we have done well keeping up with the pace of change, naming a Chief Strategy Officer positions the Bank to focus on strategic development and strengthen future growth prospects,” said Ridgill. “NewBridge Bank is fortunate to have a high performing executive team from which to fill this critical new role. David’s experience in banking and his comprehensive knowledge of our operations make him ideally suited to guide our strategic direction. Through his leadership we will identify and execute upon the important initiatives that will drive our future performance. He and I will work closely together to develop ambitious plans to grow NewBridge Bank.”

As Chief Sales Officer, Spence Broadhurst will oversee the Bank’s five distinct lines of business: commercial banking, private banking, retail banking, mortgage banking and wealth management. Broadhurst originally joined the Bank in 2011 as Executive Vice President and Special Projects Manager.

“Spence is an accomplished banking leader with over 30 years of service in a variety of communities throughout North Carolina. Additionally, his outstanding execution of several high-profile initiatives in 2012 has successfully positioned him for this new leadership role in the Bank and the communities we serve. As Chief Sales Officer, Spence will continue to expand our community banking presence throughout our footprint and be an immediate asset to our senior executive management team,” said Ridgill.

Continuing to report to Mr. Ridgill are Ramsey K. Hamadi, Senior Executive Vice President and Chief Financial Officer; Robin S. Hager, Senior Executive Vice President and Chief Administrative Officer; and William W. Budd, Jr., Senior Executive Vice President and Chief Credit Officer. Their titles and duties remain the same.

About David P. Barksdale

David P. Barksdale was formerly the Chief Banking Officer for NewBridge Bank. Prior to assuming this role in August 2008, David served as a Regional President for NewBridge Bank, Chief Credit Officer for Lexington State Bank (the predecessor to NewBridge), and Area Executive for Forsyth and Stokes Counties for Lexington State Bank. David began his banking career in 1986 with United Carolina Bank and joined First Citizens Bank in 1991, working in Credit Administration, Corporate Education, and as the Forsyth County Commercial Banking Manager. Between his time at First Citizens and NewBridge Bank, David joined his alma mater, Wake Forest University, as the Director of Annual Support and the College Fund.

David and his wife, Jennifer, have two daughters, Emma James and Hallie. They live in Winston-Salem and attend Mt. Tabor United Methodist Church. David is active with the Boy Scouts of America and N.C. Agricultural and Technical State University. David completed Challenge High Point in 1999, Leadership Winston-Salem in 2001 and Leadership North Carolina in 2012. David is a graduate of Wake Forest University (1986, mathematics), the N.C. School of Banking Advanced Management Program, and the American Bankers Association Stonier Graduate School of Banking at the University of Pennsylvania (2010).

About Spence H. Broadhurst

Spence H. Broadhurst joined NewBridge Bank in 2011 as Executive Vice President and Special Projects Manager. He is a highly qualified banking professional with 30 years of experience at SunTrust and its legacy banks. He has held local and regional leadership positions throughout the state including: Market President roles in Wake Forest, Salisbury, Wilmington and Greensboro; President of the Triad Region; and Commercial Real Estate Line of Business Manager for North and South Carolina.

Broadhurst served as Mayor of Wilmington from 2003 to 2006. He is a member of the Board of Trustees for N.C. Agricultural and Technical State University and a past member of the Board of Directors for the Piedmont Triad Partnership and the Greensboro Partnership.

Broadhurst is a graduate of the University of North Carolina at Chapel Hill where he earned bachelor’s degrees in industrial relations and economics. He also completed the Graduate School of Banking at Louisiana State University. He and his wife Kimberly have three children. They live in Greensboro and attend First Presbyterian Church.

About NewBridge Bank

NewBridge Bank is a full-service, state-chartered community bank headquartered in Greensboro, North Carolina and is one of the largest community banks in the state. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management, and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 37 locations throughout North Carolina. The stock of NewBridge Bancorp, the Bank's parent company, trades on the NASDAQ Global Select Market under the symbol "NBBC."